Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

BPZ Energy, Inc. and
the Investors Named Herein

Dated May 4, 2007

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated May 4, 2007, is made by and among BPZ Energy, Inc., a Colorado corporation (the “Company”), and the Investors named on Schedule 1.1 hereto (the “Investors”).

RECITALS

WHEREAS, the Company has received from each Investor a Purchaser Suitability Questionnaire (the “Questionnaire”) relating to the transactions contemplated in this Agreement, and each Investor has executed a Confidentiality Agreement relating to the Company’s business and each Investor acknowledges that he has been given full access by the Company to all information concerning the business and financial condition, properties, operations and prospects of the Company that Investor has deemed relevant for purposes of making the investment contemplated by this Agreement.

WHEREAS, the Company proposes to issue and sell to Investors, and Investors desire to purchase from the Company, shares of the Company’s common stock, no par value (the “Common Stock”), on the terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             Purchase

1.1           Purchase and Sale of Stock.  Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Investor, and each Investor severally agrees to purchase from the Company, the number of shares of the Company’s authorized but unissued Common Stock (the “Shares”) set forth with respect to such Investor on Schedule 1.1 hereto, at a price per share equal to $5.25.  The closing (the “Closing”) of the sale of the Shares shall be effected at the offices of the Company on May 4, 2007, or at such other time and place as may be agreed to by the Investors and the Company (the “Closing Date”).  At the Closing, subject to the terms and conditions hereof, the Company shall cause the issuance of the Shares purchased by such Investor from the Company, against payment of the full amount of such Investor’s aggregate purchase price by wire transfer of immediately available funds to the Company’s bank account.

1.2           Legends.  All certificates representing the Shares shall bear the following legend (in addition to any legend required by the blue sky or securities laws of any state or jurisdiction to the extent such laws are applicable to the shares represented by the certificate so legended):

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“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS, PROVIDED THAT THE SELLER DELIVERS TO THE COMPANY AN OPINION OF COUNSEL (WHICH OPINION AND COUNSEL ARE REASONABLY SATISFACTORY TO THE COMPANY) CONFIRMING THE AVAILABILITY OF SUCH EXEMPTION.”

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Shares upon which it is stamped within three business days of following delivery by Investor to the Company or the Company’s transfer agent of a certificate representing Shares, if, unless otherwise required by state securities laws, (i) such Shares are registered for resale under the Securities Act of 1933, as amended (the “Securities Act”), (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Shares may be made without registration under the applicable requirements of the Securities Act, or (iii) such holder provides the Company with reasonable assurance that the Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act.

1.3           Stop Transfer Orders.  All certificates representing the Shares will be subject to a stop transfer order with the Depository Trust Company or with the Company’s transfer agent that restricts the transfer of such shares except in compliance with this Agreement.

2.             Representations and Warranties of the Company.  The Company hereby makes the following representations and warranties to the Investors:

2.1           Organization, etc.  The Company is a corporation, duly organized and validly existing and in good standing under the laws of the State of Colorado, and is qualified or licensed to do business and is in good standing as a foreign corporation in each other jurisdictions in which the conduct of its business or the ownership of property requires such qualification or licensing, except where failure to be so qualified or licensed would not have a material adverse effect on the financial condition or operations of the Company and its Subsidiaries (as defined below), taken as a whole (for the Company and its Subsidiaries, a “Material Adverse Effect”).  Each company (each, a “Subsidiary”) listed on Schedule 2.1 hereof is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified or licensed to do business and is in good standing as a foreign corporation in each other jurisdiction in which the conduct of its business or the ownership of property requires such qualification or licensing, except where failure to be so qualified or licensed would not have a Material Adverse Effect.  Except for the Subsidiaries, the Company does not own, of record or beneficially, the securities of any other entity.

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2.2           Authority.  The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and such action has been duly authorized by all necessary action of the Company’s Board of Directors.  The issuance and sale of the Shares has been duly authorized and if, as and when issued in accordance with the terms of this Agreement and delivered to the Investors, the Shares will be duly and validly issued and outstanding, fully paid and non-assessable and will be free of any Encumbrance (as defined below) created by the Company, in the Company’s control, or of which the Company has actual knowledge, other than those imposed pursuant to this Agreement and securities laws of general application.  As used in this Agreement, “Encumbrance” shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right of way, encroachment, private building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title.  Except as set forth in Schedule 2.2, the issuance and sale of the Shares will not be subject to preemptive or other similar rights of any holder of the Company’s securities.

2.3           Enforceability.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement and obligation of the Company enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.

2.4           No Violation.  Except as set forth on Schedule 2.4, the execution and the delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder, including the issuance and sale of the Shares, does not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (or an event that with notice or lapse of time would become a default), (iii) result in a violation of, or (iv) require any authorization, consent or approval not heretofore obtained pursuant to, (a) any binding written or oral agreement or instrument including, without limitation, any charter, bylaw, trust instrument, indenture or evidence of indebtedness, lease, contract or other obligation or commitment (each, a “Contractual Obligation”) binding upon the Company or any Subsidiary or any of their respective properties or assets, or (b) any law, rule, regulation, restriction, order, writ, judgment, award, determination, injunction or decree of any court or government, or any decision or ruling of any arbitrator (each, a “Requirement of Law”) binding upon or applicable to the Company or any Subsidiary or any of their respective properties or assets and which would have a Material Adverse Effect.

2.5           Litigation.  Except as set forth in Schedule 2.5 or the SEC Reports (as defined in Section 2.7 below), there are no pending or overtly threatened actions, claims, orders, decrees, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which would have a Material Adverse Effect.

2.6           Capitalization.  The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock, no par value, 54,497,869 shares of which have been

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validly issued and are outstanding as of March 31, 2007, and 25,000,000 shares of preferred stock, no par value, none of which are issued or outstanding as of March 31, 2007.  Except as set forth on Schedule 2.6, the Company owns 100% of the capital stock of each of the Subsidiaries.  Except as set forth on Schedule 2.6 hereto, there do not exist any other authorized or outstanding securities, options, warrants, calls, commitments, rights to subscribe or other instruments, agreements or rights of any character, or any preemptive rights, convertible into or exchangeable for, or requiring or relating to the issuance, transfer or sale of, any shares of capital stock or other securities of the Company or any Subsidiary.  The Common Stock is listed on the American Stock Exchange.

2.7           Annual Report; Financial Statements.  Except as qualified by Schedule 2.7, the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (including all exhibits and schedules thereto, the “SEC Report”) has been filed with the SEC and the SEC Report complied in all material respects with the rules of the SEC applicable to such SEC Report on the date filed with the SEC, and the SEC Report did not contain, on the date of filing with the SEC, and does not contain as of the date hereof, and the SEC Report will not contain as of the Closing Date, any untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.   As of the date hereof, except as set forth in Schedule 2.7, the SEC Report has not been amended.  Except as qualified by Schedule 2.7, all of the consolidated financial statements included in the SEC Report (the “Company Financial Statements”):  (i) have been prepared from and on the basis of, and are in accordance with, the books and records of the Company and with generally accepted accounting principles applied on a basis consistent with prior accounting periods; (ii) fairly and accurately present in all material respects the consolidated financial condition of the Company as of the date of each such Company Financial Statement and the results of its operations for the periods therein specified; and (iii) in the case of the annual financial statements, are accompanied by the audit opinion of the Company’s independent public accountants.  Except as set forth in Schedule 2.7 or in the Company Financial Statements, as of the date hereof and as of the Closing Date, the Company has no liabilities other than (i) liabilities which are reflected or reserved against in the Company Financial Statements and which remain outstanding and undischarged as of the date hereof, (ii) liabilities arising in the ordinary course of business of the Company since December 31, 2006, or (iii) liabilities which were not required by generally accepted accounting principles to be reflected or reserved on the Company Financial Statements.  Since December 31, 2006, except as set forth on Schedule 2.7 hereto, there has not been any event or change which has had or could reasonably be expected to have a Material Adverse Effect and the Company has no knowledge of any event or circumstance that would reasonably be expected to result in such a Material Adverse Effect.

2.8           Absence of Certain Changes.  Since December 31, 2006 (the “Balance Sheet Date”), except as set forth on Schedule 2.7 hereto, and in the SEC Report, neither the Company nor any of its Subsidiaries has:

(a) redeemed, purchased or otherwise acquired directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares (other than repurchases of restricted stock at cost required

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pursuant to agreements outstanding on the date of this Agreement or entered into after the date of this Agreement in compliance with the provisions hereof);

(b) paid, discharged or satisfied any claim, liability or obligation (whether absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Company Balance Sheet in the SEC Report or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

(c) permitted or allowed any of its material properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, claim, lien, security interest, encumbrance, restriction or charge of any kind outside of the ordinary course of business;

(d) cancelled any debt or waived any claim or right of substantial value;

(e) sold, transferred, licensed, leased, pledged, mortgaged or otherwise disposed of any of its material properties or assets (real, personal or mixed, tangible or intangible) or any material amount of property or assets, except in the ordinary course of business;

(f) disposed of or permitted to lapse any right to the use of any Proprietary Rights (as defined in Section 2.14 hereof), or disposed of or disclosed to any person or entity, other than representatives of the Investors and persons subject to a nondisclosure agreement, any trade secret, formula, process, know-how or other Proprietary Right not yet a matter of public knowledge;

(g) granted any material increase or accrual in or accelerated, any benefit or compensation payable or to become payable to any officer, director, employee or consultant, including any such increase, accrual or acceleration pursuant to any benefit plan except in connection with a promotion or job change or any general increase in the compensation payable or to become payable to officers, employees or directors in the ordinary course of business, or entered into or amended in any material way any employment, material consulting, severance, termination or material benefit plan agreement or arrangement other than in the ordinary course of business;

(h) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company or any of its Subsidiaries;

(i) made any change in any method of tax or financial statement accounting or accounting practice that would or would reasonably be expected to result in any material change in the Company Financial Statements;

(j) paid, loaned or advanced any amount to, or sold, transferred or leased any material properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any

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agreement or arrangement with, any of its officers or directors or employees or any Affiliate (as defined in Section 7.1) of any of its officers or directors or employees, except for directors’ fees and compensation to officers in the ordinary course of business;

(k) amended its certificate of incorporation or by-laws or similar organizational documents;

(l) issued, sold, transferred, pledged, disposed of or encumbered any shares of any class or series of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, other than shares of Common Stock reserved for issuance on the date of this Agreement pursuant to the Company’s 2005 Long-Term Incentive Compensation Plan, the exercise of any warrants or options to purchase Common Stock described on Schedule 2.6 or existing agreements that require the Company to issue shares of Common Stock;

(m) terminated or materially modified or amended any of its material contracts or waived, released or assigned any material rights under any material contract or claims, except in the ordinary course of business and consistent with past practice;

(n) revalued in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as required by GAAP;

(o) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries; or

(p) agreed, whether in writing or otherwise, to take any action described in this section.

2.9           Income Tax Returns.  Except as set forth on Schedule 2.9, the Company and the Subsidiaries have filed all federal and state income tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes which have become due pursuant to said returns or pursuant to any assessment received by the Company or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.  The Company has no knowledge of any pending assessments or adjustments of the income tax payable of the Company or its Subsidiaries with respect to any year.

2.10         Permits; Compliance With Law.  The Company and each Subsidiary possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable them to conduct the business in which it is now engaged in compliance with applicable law, except where failure to do so would not have a Material Adverse Effect.  The Company and each Subsidiary are in compliance with all federal, state and local laws, regulations and ordinances (“Requirements of Law”) in the conduct of its business and

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corporate affairs, except where failure to comply, singly or in the aggregate, would not have a Material Adverse Effect.

2.11         ERISA.  Except as set forth on Schedule 2.11, the Company and each Subsidiary is in compliance in all material respects with any applicable provisions of ERISA; the Company and each Subsidiary has not violated any provision of any Plan maintained or contributed to by it; no Reportable Event as defined in ERISA has occurred and is continuing with respect to any employee benefit plan (“Plan”) initiated by the Company or any Subsidiary; the Company and each Subsidiary has met its minimum funding requirements under ERISA with respect to any Plan; and any Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.  Schedule 2.11 describes each Plan maintained by the Company and each of its Subsidiaries.

2.12         Contracts.  Schedule 2.12 sets forth a description of each Contractual Obligation not filed as an exhibit to the SEC Report that provides for payments to or by the Company or any Subsidiary in excess of $500,000, or is otherwise material to the operations of the Company or any Subsidiary.  Except as set forth on Schedule 2.4, neither the Company nor any Subsidiary is in default on any Contractual Obligation, except for such defaults which would not have a Material Adverse Effect.

2.13         Environmental Matters.  Except as set forth on Schedule 2.13, since September 10, 2004, the Company and its subsidiaries (including the Subsidiaries) have at all times been in compliance with all environmental laws and regulations applicable to the Company’s current business except where the failure to so comply would not cause a Material Adverse Effect.  Except as described in the SEC Report or as set forth on Schedule 2.13, to the Company’s knowledge none of the operations of the Company or any Subsidiary is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment.  Except as set forth on Schedule 2.13, neither the Company nor any Subsidiary has received notice of any actual or threatened claim, investigation, proceeding, order or decree in connection with any release of any toxic or hazardous waste or substance into the environment.

2.14         Trademarks, etc.  The Company and the Subsidiaries own, have sufficient title to, or have the right to use (or can obtain the right to use on reasonable commercial terms), all patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other proprietary rights (collectively, the “Proprietary Rights”) necessary to their business as now conducted without infringing upon the right of any person.  Except for employee confidentiality agreements with employees and consultants, there are no outstanding material options, licenses or agreements relating to intellectual property rights of the Company or any Subsidiary necessary to their business as now conducted, nor is the Company or any Subsidiary bound by or a party to any material options, licenses or agreements with respect to the Proprietary Rights of any other person or entity.  To the Company’s knowledge, neither the Company nor any Subsidiary has violated or is in current violation of, and neither the Company nor any Subsidiary has received any communications alleging that the Company or any Subsidiary has violated or, by conducting its business as proposed, would violate, any of

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the Proprietary Rights of any other person or entity.  The Company and the Subsidiaries are not aware of any material violation by a third party of any of their Proprietary Rights necessary to their business as now conducted.

2.15         Employees.  Except as set forth on Schedule 2.15, all employees of the Company and each Subsidiary are employed “at will” and may be terminated without payment of severance or incurrence of any other liability of the Company or the Subsidiaries; no employee of the Company is in violation of any material term of any employment contract, confidentiality agreement or any other material Contractual Obligation relating to the right of any such employee to be employed by the Company or any Subsidiary; and neither the Company nor any Subsidiary has any employee severance agreement covering any of its employees.  There are no labor disputes or union organization activities pending or threatened between the Company or the Subsidiaries and their employees.

2.16         Title to Properties.  The assets owned or leased by the Company and its Subsidiaries are all of the assets necessary to conduct the business of the Company and its Subsidiaries as currently being conducted.  The Company and its Subsidiaries have good and marketable title to all of the assets they own, real and personal, movable and immovable, tangible and intangible, free and clear of any charge, claim, lien, pledge, security interest or other encumbrance, except for: (a) liens for taxes not yet due and payable, (b) encumbrances described on Schedule 2.16 hereto, or (c) minor imperfections of title and encumbrances, if any, which (i) are not substantial in amount, (ii) do not detract from the value of the property subject thereto, impair the operations of the business of the Company, or the use or license of certain of the assets of the Company, and (iii) have arisen in the ordinary course of business consistent with past practice.

2.17         Related Party Transactions.  Except for this Agreement and those contracts described in the SEC Report or on Schedule 2.17 hereto, no existing Contractual Obligation of the Company or its Subsidiaries is with or for the direct benefit of (i) any party owning, or formerly owning, beneficially or of record, directly or indirectly, in excess of five percent (5%) of the outstanding capital stock of the Company, (ii) any director, officer or similar representative of the Company, (iii) any natural person related by blood, adoption or marriage to any party described in (i) or (ii), or (iii) any entity in which any of the foregoing parties has, directly or indirectly, at least a five percent (5%) beneficial interest (a “Related Party”).  Without limiting the generality of the foregoing, no Related Party, directly or indirectly, owns or controls any material assets or material properties which are used in the Company’s business and to the actual knowledge of the Company, no Related Party, directly or indirectly, engages in or has any significant interest in or connection with any business which is, or has been within the last two years, a competitor, customer or supplier of the Company or has done business with the Company or which currently sells or provides products or services which are similar or related to the products or services sold or provided in connection with the Business.

2.18         Brokers.  The Company will pay Morgan Keegan & Company, Inc. (the “Financial Advisor”), contingent upon the successful closing of a strategic transaction

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(including the private placement covered by this Agreement), an advisory fee, in cash at closing equal to 2% of the gross proceeds delivered to the Company at such closing.

2.19         Securities Law Matters.  Except as set forth on Schedule 2.7, since January 1, 2005, the Company has filed all reports, registration statements, proxy statements and other materials (including any exhibits and schedules), together with any amendments required to be made with respect thereto, that were required to be filed with (i) the SEC under the Securities Act, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) any applicable state securities authorities.  Subject to the accuracy of the representations and warranties of the Investors set forth in Section 3, the offer, sale and issuance of the Shares to the Investors will be exempt from registration under the Securities Act.

2.20         No Anti-Dilution Rights.  Except as set forth on Schedule 2.20, the transactions contemplated hereby will not trigger any anti-dilution provisions contained in any existing agreements.

2.21         Full Disclosure.  No representation, warranty, schedule or certificate of the Company made or delivered pursuant to this Agreement contains or will contain any untrue statement of fact, or omits or will omit to state a material fact the absence of which makes such representation, warranty or other statement misleading, where such misstatement or omission would result in a Material Adverse Effect.

2.22         Internal Accounting and Disclosure Controls.  The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the Commission, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.  Except as disclosed in the SEC Report, since December 31, 2006, neither the Company nor any of its Subsidiaries have received any notice or correspondence from any accountant relating to any material weakness in any part of the system of internal accounting controls of the Company or any of its Subsidiaries.

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2.23         No Integrated Offering.  None of the Company, its Subsidiaries, any of their Affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Securities under the Securities Act, whether through integration with prior offerings or otherwise.  None of the Company, its Subsidiaries, their affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of the issuance of any of the Securities under the Securities Act or cause the offering of the Securities to be integrated with other offerings for purposes of any such applicable stockholder approval provisions.

2.24         Manipulation of Price.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares, (ii) other than the Financial Advisor, sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) other than the Financial Advisor, paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

2.25         Disclosure.  Neither the Company nor any other Person acting on its behalf has provided any of the Investors or their respective agents or counsel with any information that constitutes material non-public information other than concerning the transactions contemplated by this Agreement or disclosed pursuant to a non-disclosure agreement.  The Company acknowledges that the Purchaser will rely on the foregoing representations in effecting transactions in securities of the Company.

3.             Representations and Warranties of Investors.  Each Investor, severally and not jointly, hereby makes the following representations and warranties as to such Investor:

3.1           Organization.  Investor, if not a natural person, is duly organized and validly existing and in good standing under the laws of the state of its organization.

3.2           Authority.   Investor has the corporate or other authority to execute and deliver this Agreement and the Questionnaire to which such Investor is a party and to perform its obligations hereunder.

3.3           No Violation.  The execution and the delivery by Investor of this Agreement and the Questionnaire, and its purchase of the Shares and the consummation of the transactions contemplated hereby or to be effected concurrently herewith do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, or (d) require any authorization, consent or approval not heretofore obtained pursuant to, any Contractual Obligation or Requirement of Law to which Investor is a party or is otherwise subject.

3.4           Enforceability.  This Agreement and the Questionnaire constitute the legal, valid and binding obligation of Investor and is enforceable against Investor in accordance

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with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.

3.5           Investment Intent.  Investor is acquiring the Shares for its own account for investment and not with a view to, or for resale in connection with, any “distribution” thereof for purposes of the Securities Act.  Investor is an “accredited investor” as such term is defined in Regulation D under the Securities Act.  Investor acknowledges that the Shares shall be “restricted securities” within the meaning of Rule 144 (“Rule 144”) under the Securities Act, will contain a transfer restriction legend and may only be resold pursuant to an effective registration statement filed with the SEC under the Securities Act, or pursuant to Rule 144 or another valid exemption from the registration requirements of the Act as established by an opinion of counsel reasonably acceptable to the Company.

3.6           Investigation.  Investor acknowledges that he has been given full access by the Company to all information concerning the business and financial condition, properties, operations and prospects of the Company that Investor has deemed relevant for purposes of making the investment contemplated by this Agreement.  By reason of Investor’s knowledge and experience in financial and business matters in general, the business of the Company and investments of the type contemplated by this Agreement in particular, Investor is capable of evaluating the merits and risks of making the investment in the Shares and is able to bear the economic risk of the investment (including a complete loss of its investment in the Shares).  Subject to the truth and accuracy of the representations and warranties made by the Company hereunder, Investor has conducted such investigation as it deems relevant in connection with its consummation of the transactions contemplated by this Agreement.

3.7           Brokers.  Investor has not agreed to pay or incurred any obligation in respect of any finder’s fee, brokerage fee or other commission in connection with the sale of Shares contemplated by this Agreement.

3.8           Trading Activities.  Neither the Investor nor any person acting on its behalf or at its direction has engaged in any purchase or sale of Common Stock (including without limitation any short sale, pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act) after learning about the transaction contemplated hereby.

4.             Conditions to the Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement on the Closing Date shall be subject to the satisfaction of each of the conditions set forth in this Section 4, unless waived by the Company, on or prior to the Closing Date.

4.1           Representations and Warranties.  If this Agreement is not signed on the Closing Date, the representations and warranties of the Investors set forth in Section 3 shall be true and correct in all material respects as of the Closing Date as though made on and as of such date.

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4.2           No Proceedings.  No order, injunction, decree or other action or legal, administrative, arbitration or other proceeding by any person other than the Company or investigation by any governmental agency or authority shall be pending or threatened, challenging or imposing a material limitation on the execution, delivery or performance of this Agreement, or the consummation of any of the transactions contemplated hereby.

4.3           Compliance with Laws.  The purchase of the Shares by each Investor hereunder shall be legally permitted by all laws and regulations to which each Investor or the Company is subject.

4.4           Approval of Documents.  All proceedings taken in connection with the transactions contemplated hereby and all documents incident to such transactions shall be reasonably satisfactory in form and substance to the Company and its counsel.

4.5           Questionnaire.  Each investor shall have completed and executed and delivered to the Company a Questionnaire in a manner reasonably acceptable to the Company.

5.             Conditions to the Obligations of Investors.  The obligations of each Investor to consummate the transactions under this Agreement on the Closing Date shall be subject to the satisfaction of each of the conditions set forth in this Section 5, unless waived by each Investor, on or prior to the Closing Date.

5.1           Representations and Warranties.   If this Agreement is not signed on the Closing Date, the representations and warranties of the Company set forth in Section 2 shall be true and correct in all material respects as of the Closing Date as though made on and as of such date; the Company shall have performed all obligations and complied with all covenants required to be performed or complied with by the Company under this Agreement on or prior to the Closing Date; and each Investor shall have received on the Closing Date from the Company a certificate or certificates, dated the Closing Date, to such effect, which certificate or certificates shall be signed by an authorized officer of the Company.

5.2           No Proceedings.  No order, injunction, decree or other action or legal, administrative, arbitration or other proceeding by any person or investigation by any governmental agency or authority shall be pending or, to the knowledge of the Company, threatened, challenging or imposing a material limitation on the execution, delivery or performance of this Agreement, the consummation of any of the transactions contemplated thereby or the operation by the Company of its businesses as now conducted.

5.3           Approval of Documents.  All proceedings taken in connection with the transactions contemplated hereby and all documents incident to such transactions shall be reasonably satisfactory in form and substance to each Investor and its counsel.

5.4           Compliance with Laws.  The purchase of the Shares by each Investor hereunder shall be legally permitted by all laws and regulations to which each Investor or the Company is subject.

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5.5           No Material Adverse Change.  Except as described in the SEC Reports or in Schedule 2.7, there shall have been no event that has had or could reasonably be expected to result in a Material Adverse Effect since December 31, 2006.

5.6           Opinion of Counsel.  Investor shall have received an opinion of counsel to the Company in substantially the form attached as Schedule 5.6 hereto.

6.             Certain Covenants of the Company.

6.1           Listing of Common Stock.  The Company shall use its reasonable best efforts to cause the Common Stock to remain listed on the American Stock Exchange.  The Company shall cause the Shares to be listed or included on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed or included.

6.2           Shelf Registration.  The Company shall prepare and file or cause to be prepared and filed with the SEC, as soon as practicable but in any event no later than thirty (30) days after the Closing Date (the “Filing Deadline”), a Registration Statement on Form S-1 (or such other form as the Company is then eligible to use) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Investors of the Shares pursuant to plans of distribution reasonably acceptable to the Investors (the “Registration Statement”).  Each Investor agrees to promptly provide to the Company, in writing, such information as the Company may reasonably request for inclusion in the Registration Statement.  The Company shall use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act no later than the earlier of (a) sixty (60) days after its filing date or in the event of SEC review, ninety (90) days from the date of filing and (b) the third business day following the date on which the Company is notified by the SEC that the Registration Statement will not be reviewed or is no longer subject to further review and comments (the “Effectiveness Deadline”), unless upon the advice of counsel it is advisable not to accelerate the effectiveness of such Registration Statement, for such reasons including but not limited to, the Company issues an earnings release or material news or a material event relating to the Company occurs in which case such third business day shall be the third business day following the fifteen (15) calendar day period after such event occurs, and to keep such Registration Statement continuously effective under the Securities Act until the earlier of (i) the date on which all Shares covered by the Registration Statement may be sold pursuant to Rule 144(k) as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed to the Company’s transfer agent and to the Investors, or (ii) such date as all Shares registered on such Registration Statement have been resold (the earlier to occur of (i) or (ii) is the “Registration Termination Date”).

(a) If a Registration Statement ceases to be effective for any reason at any time prior to the applicable Registration Termination Date, the Company shall use its reasonable best efforts to reinstate the effectiveness thereof.

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(b) The Company shall supplement and amend the Registration Statement if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Registration Statement, if required by the Securities Act or, to the extent to which the Company does not reasonably object, as requested by the Investors.

(c) All Registration Expenses incurred in connection with the registrations pursuant to this Section 6.2 shall be borne by the Company. “Registration Expenses” shall mean all expenses incurred by the Company in complying with this Section 6.2 hereof including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company and Selling Expenses, as defined hereinafter).   All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the Investors. “Selling Expenses” shall mean all brokerage and selling commissions applicable to a sale of the Shares pursuant to the Registration Statement.

(d) The Company may suspend sales of Shares pursuant to the Registration Statement for a period of not more than fifteen (15) days during any six (6) month period in the event it determines in good faith that such Registration Statement contains or may contain an untrue statement of material fact or omits or may omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading; provided that (i) the Company shall immediately notify the Investors of such suspension and (ii) the Company shall promptly amend such Registration Statement in order to correct any untrue statement and/or ensure that such Registration Statement is not misleading; provided further that subject to the time limitations set forth above, the Company may delay such amendment if the Company determines that such delay is in the best interest of the Company in order to avoid premature public announcements of potential acquisitions or other extraordinary transactions.  At the time the Registration Statement is declared effective, each Investor shall be named as a selling securityholder in the Registration Statement and the related prospectus in such a manner as to permit such Investor to deliver such prospectus to purchasers of Shares in accordance with applicable law.

(e) The Company shall promptly furnish to the Investors, upon request and without charge, (A) any correspondence from the SEC or the staff of the SEC to the Company or its representatives relating to any Registration Statement (but shall redact any material non-public information therefrom), and (B) after the same is prepared and filed with the SEC, one copy of any Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits.

(f) The Company shall furnish to the Investors such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Shares owned by them.

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(g) The Company shall use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Investors, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(h) The Company shall notify immediately each Investor holding Shares covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; provided, however, that, subject to Section 6.2(d) the Company shall promptly amend such Registration Statement in order to correct any untrue statement and/or ensure that such Registration Statement is not misleading.  The Company shall immediately notify each Investor holding Shares covered by such Registration Statement (i) when such registration statement or any post-effective amendment thereto has become effective (ii) of any request by the SEC or any other Federal or state governmental authority for amendments or supplements to a registration statement or prospectus or for additional information that pertains to the Investors as selling stockholders or the Plan of Distribution; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Shares or the initiation of any proceedings for that purpose, including pursuant to Section 8A of the Securities Act; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shares for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; (iv) of the occurrence of any other event that results in the Investors being unable to sell Shares pursuant to the Registration Statement or related prospectus.

(i) If the Registration Statement covering the Shares required to be filed by the Company pursuant to this Section 6.2 is not filed with the Commission by the date that is the Registration Statement Filing Deadline, then the Company shall make the payments to the Investors as provided in the next sentence as liquidated damages and not as a penalty.  If the Registration Statement covering the Shares required to be filed by the Company pursuant to this Section 6.2 is not filed with the Commission by the date that is the Registration Statement Filing Deadline, a one-time amount equal to three percent (3%) of the purchase price for the Shares shall be paid by the Company to the Investors.

(j) If the Registration Statement covering the Shares required to be filed by the Company pursuant to this Section 6.2 is not declared effective by the Commission by the date that is the Effectiveness Deadline (an “Initial Date”) then the Company shall make the payments to the Investors as provided in the next sentence as liquidated damages and not as a penalty.  If the Registration Statement covering the Shares required to be filed by the Company pursuant to this Section 6.2 is not declared effective by the date that is the Effectiveness Deadline, an amount equal to two percent (2%) (the “Liquidated Damage Rate”) of the purchase price for the Shares shall be

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paid by the Company to the Investors, and an additional amount equal to two percent (2%) of the purchase price for the Shares shall be paid by the Company to the Investors in respect of any Computation Date thereafter.  The amount to be paid by the Company to the Investors pursuant to this Section 6.2(j) shall begin accruing as of the Effectiveness Deadline (“Initial Date”) and shall be determined and paid as of each Computation Date (as defined below) and for each thirty (30)-day period of any subsequent Computation Dates thereafter, calculated on a pro rata basis to the date on which the Registration Statement is declared effective by the Commission, (the “Periodic Amount”).  However, payments pursuant to this Section 6.2(j) are subject to a cap of ten percent (10%) or five (5) thirty (30)-day periods.

(k) If the Registration Statement covering the Shares required to be filed by the Company pursuant to this Section 6.2 is not declared effective by the Commission by the date that is thirty (30) days after the date of the fifth (5th), thirty (30) day period (as defined in Section 6.2 (j) above), then the Company shall make an additional one-time payment to the Investors equal to five percent (5%) of the purchase price for the Shares.

(l) If the Company suspends sales of Shares pursuant to the Registration Statement for a period of thirty (30) days during any six (6) month period, or forty-five (45) days during any six (6) month period if the Company is required to file a post-effective amendment to the Registration Statement to update the prospectus included therein under applicable SEC rules and regulations, an amount equal to one percent (1%) of the purchase price for the Shares shall be paid by the Company to the Investors, and an additional amount equal to one percent (1%) of the purchase price for the Shares shall be paid by the Company to the Investors if such suspension lasts an additional 30 days, or in respect of any subsequent suspension period of thirty (30) days during any six (6) month period.

(m) The amounts payable under sections 6.2 (i),(j) (k) or (l) above shall be paid by the Company to the Investors, pro rata, at the option and sole discretion of each Investor, by (i) wire transfer of immediately available funds within five (5) business days after the Filing Deadline and each Computation Date or each date triggering payment pursuant to Section 6.2(l), as the case may be (each a “Measurement Date”), or (ii) by the issuance of additional Common Stock; the number of shares to be issued shall be calculated as the Periodic Amount to which each investor is entitled for each thirty (30)-day computation period, divided by the lesser of (a) five dollars and twenty-five cents ($5.25) per share and (b) the closing price of the Common Stock as of the applicable Measurement Date, provided that such price shall never be below three dollars and fifty cents ($3.50).

As used in this Section 6.2, “Computation Date” means the date that is thirty (30) days after the Initial Date and, if the Registration Statement to be filed by the Company pursuant to this Section 6.2 has not theretofore been filed with the Commission or declared effective by the Commission, as the case may be, each date which is thirty (30) days after the previous Computation Date until such Registration Statement is so filed or declared effective, or until the liquidated damages limit has been reached, as the case may be.  Notwithstanding the above, if the Registration Statement covering the Shares required to be filed by the Company pursuant to this Section 6.2 is not filed with the Commission by the Registration Statement Filing Deadline, the Company shall be in default of the terms of this Section 6.2, and the Investors shall be entitled to damages as set forth above.

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6.3           Termination of Registration Rights. All rights and obligations provided for in Section 6.2 shall terminate on the date on which the Company has no obligation to maintain the effectiveness of the Registration Statement; provided that the rights of any Investor under Section 6.2 shall terminate the earlier of (i) the date on which all Shares covered by the Registration Statement may be sold pursuant to Rule 144(k) as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed to the Company’s transfer agent and to the Investors, or (ii) such date as all Shares registered on such Registration Statement have been resold.

6.4           Reports Under Securities Exchange Act of 1934. With a view to making available to the Investors the benefits of Rule 144 promulgated under the Securities Act (“SEC Rule 144”) and any other rule or regulation of the SEC that may at any time permit Investors to sell securities of the Company to the public without registration or pursuant to a Registration Statement, the Company agrees to:

(a) use its reasonable best efforts to make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) use its reasonable best efforts to take such action as is necessary to enable the Investors to utilize Form S-1 or such other registration statement form as may be applicable for the sale of their Shares;

(c) use its reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Investor, so long as the Investor owns any Shares, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of the Securities Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-1 (or such other form as the Company is then eligible to use), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Investor of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

6.5           Lock-up of Merger Related Earn-out Shares. Under the terms of the Merger Agreement with Navidec, Inc. (September 10, 2004), the Company committed to issue various tranches of 9,000,000 shares to the former shareholders of BPZ-Texas on a contingent earn-out basis if the Company achieves certain production goals. The remaining tranche of 9,000,000 earn-out shares are issuable once the Company is entitled to receive as its proportionate share from gross production from any oil and gas wells owned or operated by the Company not less than 2,000 barrels of oil per day or its equivalent (approximately 12 million cubic feet of gas per day) prior to December 28, 2007.  The Company hereby agrees

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that in the event the above referenced earn-out shares are issued, such shares will be issued with a restrictive legend stating that the shares will be locked-up until December 1, 2008, pursuant to the terms of this Agreement. If the Registration Statement covering the shares required to be filed by the Company pursuant to Section 6.2 is not declared effective by the Commission by December 1, 2007, then the lock-up term will be extended to expire on the date that is one year from the date that the Registration Statement covering the shares required to be filed by the Company pursuant to Section 6.2 is declared effective by the Commission.  Anything to the contrary notwithstanding this lock-up, will automatically expire no later than December 28, 2009.  The Company represents and warrants to the Investors that each of the former shareholders of BPZ-Texas has agreed to the foregoing lock-up agreement and legend requirements.  The foregoing lock-up agreement shall not apply to (i) bona fide gifts, provided the recipient thereof agrees in writing with the Company to be bound by the terms of this lock-up agreement, or (ii) dispositions to any trust for the direct or indirect benefit of the undersigned and/or the immediate family of any shareholder subject to this lock-up agreement, provided that such trust agrees in writing with the Company to be bound by the terms of this lock-up agreement.  For purposes of this paragraph, “immediate family” shall mean any shareholder subject to this lock-up agreement and the spouse, any lineal descendent, father, mother, brother, or sister of any shareholder subject to this lock-up agreement.

6.6           Integration.  The Company shall not, and shall use its best efforts to ensure that no Subsidiary or affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Shares to the Investors, or that will be integrated with the offer or sale of the Securities for purposes of the rules and regulations of the American Stock Exchange.

7.             Indemnification.

7.1           Indemnification by the Company.  The Company will indemnify each Investor, its officers, directors, employees, partners, affiliates, agents, representatives and legal counsel, and each person controlling (or deemed controlling) such Investor within the meaning of the Securities Act, (collectively, the “Investors’ Agents”) against all claims, losses, damages and liabilities (or actions in respect thereof), joint or several, arising out of or based on (A) (i) any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement, any prospectus, offering circular or other similar document or any amendments or supplements thereto (including any related registration statement and amendments or supplements thereto, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and will reimburse the Investors and the Investors’ Agents for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damages, liability or action, as incurred, or (ii) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company in connection with any such registration, qualification or compliance, and will reimburse each Investor, and each Investors’ Agents, for

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any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; or (B) any breach of any covenant, agreement, representation or warranty of the Company in this Agreement.  Notwithstanding the foregoing, the Company shall not be liable under this Section 7: (a) in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by an instrument duly executed by such Investor and stated to be specifically for use therein or furnished in writing by such Investor to the Company in response to a request by the Company stating specifically that such information will be used by the Company therein, (b) for any amount paid in settlement of claims without the Company’s written consent (which consent shall not be unreasonably withheld), or (c) to the extent that it is finally judicially determined that such Liabilities resulted primarily from the willful misconduct or bad faith of such indemnified party; provided, further, that if and to the extent that such indemnification is held, by final judicial determination to be unenforceable, in whole or in part, for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such indemnified Liability.  In connection with the obligation of the Company to indemnify for expenses as set forth above, if an indemnified party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the willful misconduct or bad faith of such indemnified party.

7.2           Indemnification by Investors.  Each Investor will severally and not jointly indemnify the Company, each of its directors and officers, each legal counsel and independent accountant of the Company, each person who controls the Company within the meaning of the Securities Act, any underwriter, and each other Investor, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on (A) any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other similar document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and will reimburse the Company, such directors, and officers, control persons, underwriter and each other Investor for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished in writing to the Company by an instrument duly executed by such Investor and stated to be specifically for use therein or furnished by such Investor to the Company in response to a request by the Company stating specifically that such information will be used by the Company therein; or (B) any breach of any representation or warranty of such Investor in this Agreement.  Notwithstanding the foregoing, the indemnity agreement provided in this Section 7 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Investor, which consent shall not be unreasonably withheld. In no event shall an Investor’s indemnification obligation exceed the net proceeds received from its sale of Shares in such offering.

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7.3           Notification; Procedure.

(a) Each party entitled to indemnification under this Section 7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has received written notice of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld). The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall bear the expense of such defense of the Indemnified Party if representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest. The failure of any Indemnified Party to give notice within a reasonable period of time as provided herein shall relieve the Indemnifying Party of its obligations under this Section 7, but only to the extent that such failure to give notice shall materially adversely prejudice the Indemnifying Party in the defense of any such claim or any such litigation. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(b) If the indemnification provided for in this Section 7 is held to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by an Investor under this Section 7 exceed the net proceeds from the offering received by such Investor. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(b) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding sentence.

(c) The obligations of the Company and each Investor under this Section 7 shall survive the completion of any offering of the Shares in a Registration Statement under this Section 7, any investigation made by or on behalf of the Indemnified Party or any officer,

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director or controlling Person of such Indemnified Party and will survive the transfer of securities.

(d) Each Investor shall furnish to the Company such information regarding such Investor and the distribution proposed by such Investor as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 7.

7.4           Registration Rights.  Each Investor agrees that if such Investor wishes to sell securities pursuant to the Registration Statement, it will do so in accordance with this Agreement.

8.             Survival of Representations and Warranties.  All representations, warranties and agreements made by the Company and Investors in this Agreement or in any certificate or other instrument delivered pursuant hereto shall survive the Closing and any investigation and discovery by the Company or by Investors, as the case may be, made at any time with respect thereto.

9.             Miscellaneous Provisions.

9.1           Deliveries.  The Company and Investors hereby covenant and agree to use their respective reasonable best efforts to perform each of their obligations hereunder, to deliver all certificates and to satisfy all other conditions set forth in this Agreement and to close the transactions contemplated by this Agreement on the Closing Date.

9.2           Successors and Assigns.  This Agreement is executed by, and shall be binding upon and inure to the benefit of, the parties hereto and each of their respective successors and assigns; provided, however, that neither this Agreement nor any right pursuant hereto nor interest herein shall be assignable except (a) by the Company with the consent of a Majority of the Investors (as defined in Section 9.9), (b) by the Company in connection with a merger, consolidation or sale of all or substantially all of its assets, (c) by an Investor with the prior written consent of the Company or (d) by an Investor in connection with a sale or other transfer of the Shares.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any other person.

9.3           Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

if to the Investors at the address set forth on the signature page hereof:

if to the Company at the following address:	with a copy to:

BPZ Energy, Inc.	Adams and Reese LLP
580 Westlake Park Blvd., Suite 525	4400 One Houston Center
Houston, Texas 77079	1221 McKinney
Attn: Chief Executive Officer and President	Houston, Texas 77010
Fax: (281) 556-6377	Attn: Mark W. Coffin
Attn: Chief Financial Officer	Fax: (713) 652-5152

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All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.

9.4           Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart will for all purposes be deemed an original, and all such counterparts shall constitute one and the same instrument.

9.5           Governing Law; Forum.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts entered into and to be wholly performed therein.  Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought in the courts of the State of Delaware or of the United States of America for the District of Delaware and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.  Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 9.3, such service to become effective 10 days after such mailing.

9.6           Attorneys’ Fees.  If any party should institute any action to enforce or interpret any term or provision of this Agreement, the party prevailing in such action, after all appeals have been exhausted, shall be entitled to its attorneys’ fees, out-of-pocket disbursements and all other expenses from the non-prevailing party in such action.

9.7           Entire Agreement.  This Agreement (together with all Exhibits and Schedules hereto) constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous written and oral negotiations, discussions, agreements and understandings with respect to such subject matter.

9.8           Section Headings.  The section and subsection headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

9.9           Consent of Investors.  Any term or condition hereof may be waived or amended by the consent of all Investors who have purchased the shares hereunder.

9.10         Interpretation.  Each of the Investors and the Company have participated in the negotiation and drafting of this Agreement.  Accordingly, each of the parties hereby

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waives any statutory provision, judicial precedent or other rule of law to the effect that contractual ambiguities are to be construed against the party who shall have drafted the same.

9.11         Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement except to the extent that any provision would clearly be contemplated by the parties to be conditioned upon the validity and enforceability of such invalid or prohibited provision.

9.12         Public Announcements.   On or before 8:30 a.m., New York City time, on the first Business Day following the date of this Agreement, the Company shall issue a press release describing the terms of the transactions contemplated by this Agreement but not disclosing in such press release the names of the Investors or the amount of Shares purchased by each Investor.  In addition, on or before the end of the second Business Day following the date of this Agreement, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Agreement in the form required by the Exchange Act and attaching this Agreement as an exhibit to such filing (the “8-K Filing”).  From and after the filing of the 8-K Filing with the Commission, the Investors as a consequence of participating in the transactions contemplated by this Agreement shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents authorized to disclose such information, that is not disclosed in the 8-K Filing.  The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide the Investors with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 8-K Filing with the Commission without the consent of the Investors.  If the Investor has, or believes it has, received any such material, nonpublic information regarding the Company or any of its Subsidiaries prior to the Closing Date, it shall provide the Company with written notice thereof and the Company shall within five (5) business days thereafter, make public disclosure of such material, nonpublic information if permitted under applicable law or without breach or violation of any agreement, contract or other obligation of the Company unless the Board of Directors of the Company shall determine that such disclosure would reasonably be expected to result in a material and adverse effect on the Company or its business, prospects, finances or properties.  Except for such disclosure as the Company is advised by counsel is required to be included in documents filed with the Securities and Exchange Commission or otherwise required by law or by any stock exchange on which the Company is listed, unless otherwise publicly disclosed by the Company pursuant to the preceding clause or by the Investor, the Company shall not use the name of, or make reference to, any Investor or any of its Affiliates in any press release or in any public manner (including any reports or filings made by the Company under the Exchange Act) without such Investor's prior written consent which consent shall not be unreasonably withheld.

9.13         Short Sales.  Each Investor agrees with the Company that the Company will be irreparably harmed if the Investor engages in short sales and similar hedging transactions.

23

Each Investor therefore agrees that it will not directly or indirectly make or participate in any sale of the Common Stock, including “short sales” as defined in Rule 200 under Regulation SHO, whether or not exempt, until the effective date of the Registration Statement covering the Shares purchased by such Investor hereunder.  Each Investor will not use any of the restricted shares acquired pursuant to this Agreement to cover any short position in the common stock of the Company if doing so would be in violation of applicable securities laws and otherwise will comply with federal securities laws in the holding and sale of the Shares.

24

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives hereunto duly authorized as of the date first above written.

BPZ ENERGY, INC.,
a Colorado corporation

Manuel Pablo Zúñiga-Pflücker
President and Chief Executive Officer
580 Westlake Park Blvd., Suite 525
Houston, Texas 77079

INVESTOR

Signature

Name

Title

Address:

25

Schedules to BPZ Energy, Inc.

Stock Purchase Agreement

Dated May 4, 2007

Schedule 1.1

Investors

Investor	Shares

Total Shares	6,670,000

Schedule 2.1

Organization, etc.

Subsidiaries

1.             BPZ Energy, Inc., a Texas corporation

2.             SMC Ecuador, Inc., a Delaware corporation

3.             BPZ Marine, Inc., a Texas corporation

4.             BPZ Energy International Holdings, LP, a BVI corporation

5.             BPZ Exploracion & Produccion, SRL, a Peruvian corporation (a)

6.             Empresa Electrica Nueva Esperanza, SRL, a Peruvian corporation (b)

7.             BPZ Energy Ecuador Cia. Ltda., an Ecuadorian corporation

Branch Offices

1.             BPZ Energy, Inc., Sucursal Peru, a registered Peruvian branch office (a)

2.             SMC Ecuador, Inc., Sucursal, a registered Ecuadorian branch office

Note:

The Company is in the process of setting up its Organization structure.  The above noted companies are in various stages of establishment as of the date of this transaction.

(a)           The Company is in the process of transforming its Peruvian branch (BPZ Energy, Inc., Sucursal Peru) into a limited liability company (BPZ Exploracion & Produccion, SRL) in Peru.  This company will be the E&P operating company in Peru.

(b)           This Company will be the Power Generation operating company in Peru.

Schedule 2.2

Authority

Preemptive Rights

Under its Subscription Agreement dated December 18, 2006 with the Company, International Finance Corporation has the right to purchase its pro rata share of any New Securities which the Company may, from time to time, propose to sell and issue; provided that this right does not apply to the following: (i) the 6,500,000 shares issued to International Finance Corporation pursuant to such Subscription Agreement and any Common Stock issuable upon conversion, exercise or exchange of Stock Equivalents issued as of December 18, 2006; (ii) Common Stock issued or issuable in connection with any pro rata stock split or stock dividend of the Company; (iii) Common Stock or Stock Equivalents issued pursuant to the acquisition of any Person by the Company by merger, purchase of all or substantially all of the assets of such Person or other transaction whereby the Company shall become directly or indirectly the owner of more than 50% of the voting power of such Person; or (iv) Common Stock issued or issuable under the Company’s current Long-Term Incentive Compensation Plan, International Finance Corporation’s pro rata share, for purposes of this right, is the ratio of the Common Stock and Stock Equivalents owned by it immediately prior to the issuance of New Securities to all Common Stock and Stock Equivalents outstanding immediately prior to the issuance of New Securities.

As used in this Schedule 2.2, (i) “New Securities” means Common Stock or Stock Equivalents of the Company whether now authorized or not, and securities of any type whatsoever that are, or may become, convertible into, or exchangeable or exercisable for, Common Stock or Stock Equivalents; (ii) “Person” means any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity; and (iii) “Stock Equivalents” mean preference shares, bonds, loans, warrants or other similar instruments or securities which are convertible into or exercisable or exchangeable for, or which carry a right to subscribe for or purchase, Common Stock of the Company convertible into or exercisable or exchangeable for Common stock, in each case, on an as converted basis.

Schedule 2.4

No Violation

None.

Schedule 2.5

Litigation

SEC Inquiry of Navidec

Navidec was advised in February 2004 that the SEC was conducting an informal inquiry to determine whether Navidec had violated federal securities laws. Based on the information made available to the Company, it believes the SEC’s investigation relates, at least in part, to the restatement of Navidec’s reported earnings for the first and second quarters of 2003. This restatement was reported in Navidec’s Form 10-Q for the third quarter of 2003 filed on December 11, 2003.

In December 2004, the Company received notice that the SEC had issued an Order Directing a Private Investigation and Designating Officers to Take Testimony and would be conducting a formal investigation. Pursuant to the Merger Agreement, the Company has been indemnified by NFS for the costs of the SEC investigation, and NFS has borne the costs incurred to date. The Company is not aware of the future actions, if any, which the SEC intends to pursue in this matter, but no assurance can be given that the investigation has been and will be resolved without negative consequences to the Company.

Transfer of Ownership in NFS

On July 8, 2004, Navidec and BPZ-Texas entered into a Merger Agreement which was consummated on September 10, 2004. The Merger Agreement provided that all of the pre-merger business operations, assets and liabilities of Navidec would be transferred to a wholly-owned subsidiary, Navidec Financial Services, Inc. (“NFS”), followed by the transfer of NFS to the pre-merger shareholders of record as of September 9, 2004, the day prior to the consummation of the Merger. See “Business and Properties—Navidec Merger Transaction,” “Risk Factors—Risk Relating to the Offering—The transfer of NFS could result in liability to us because the shares transferred were not registered with the SEC,” and Note 2 to the Consolidated Financial Statements, included in this filing, for detailed discussion regarding the Merger.

The Merger Agreement provided that the transfer of all of the pre-merger business operations, assets and liabilities of NFS was effective as of September 9, 2004. Accordingly, the Company originally believed that it had no continuing ownership of NFS and, therefore, did not account for the post-merger operations of NFS in the presentation of its financial statements. After receipt of comments from the SEC in connection with its review of the Company’s registration statement on Form SB-2 originally filed on July 27, 2005 and further review of this issue, the Company concluded it was the record, but not beneficial, owner of NFS shares, and that any ownership interest was at most temporary.

In part because of difficulty obtaining necessary information from NFS to clarify the ownership issue, the Company commenced an action against NFS (the “Action”) on or about February 13, 2006, in District Court, Arapahoe County, Colorado (the “Court”), seeking dissolution of NFS, the appointment of a receiver, and access to NFS corporate records. The Company commenced the Action uncertain whether or when the required spin-off of NFS shares pursuant to the terms and conditions of the Merger had occurred under Colorado corporate law. The Company asserted in the Action that it believed it was a record shareholder of NFS as of the date of the request and had standing for the relief sought. NFS denied that the Company had standing to act as a shareholder and asserted that the Company had not been a shareholder of NFS since September 9, 2004. The Action was settled amongst the parties on May 19, 2006. In connection with the settlement, a Finding of Fact and Conclusions of Law (the “Order”) was issued by the Court stating that the Company was not a shareholder of NFS at any time after September 9, 2004.

Schedule 2.6

Capitalization

Ownership of Equity Interest

The Company owns 100% of the capital stock of each of the Subsidiaries.  See Schedule 2.1.

Dilutive Securities

In addition to the shares issued and outstanding, the Company has the following potentially dilutive securities.

March 31,
2007
Stock options outstanding	3,957,000
Warrants outstanding	250,000
Shares issuable to consultant for services	—
Contingent incentive earn-out shares	450,000
Contingent Merger earn-out shares	9,000,000

Total potentially dilutive securities	13,657,000

Shares available for grant pursuant to Long-Term Incentive Compensation Plan	1,156,000

Stock Options Outstanding

In connection with the Merger, BPZ, as the accounting acquirer, assumed all Navidec stock options outstanding, which were fully vested on the date of the Merger and expire on September 10, 2007.  Exercise prices on these stock options range from $1.30 to $1.93 per share.  Under the terms of the Merger agreement, NFS is entitled to receive all proceeds from the exercise of these options.  As of March 31, 2007, there were 171,000 Navidec stock options outstanding.

In July 2004, the Company granted options to purchase 1,000,000 shares of common stock at an exercise price of $1.30 per share to the former CEO of Navidec in connection with his service as a director and financial consultant to the Company. On the date of the Merger, 500,000 of such stock options became fully vested. Vesting of the remaining 500,000 stock options is contingent upon the receipt of additional investment proceeds totaling $6 million, including proceeds from the exercise of outstanding warrants.  As of the date of this filing, the grantee has fulfilled his obligation to raise $6,000,000 under the above agreement and as such, has vested in the remaining 500,000 stock options. These stock options, when vested, expire 10 years from the date of grant.

Warrants Outstanding

In connection with the Merger, BPZ issued warrants to purchase 1,500,000 shares of common stock at an exercise price of $2.00 per share in connection with an agreement for investor relations, public relations and other financial advisory services.  Such warrants expire on July 31, 2006.  Subsequent to the Merger, NFS conveyed 540,000 of such warrants to third parties.  As of March 31, 2007, there were 1,191,500 of such warrants outstanding, of which 810,000 were held by NFS.

For their role as placement agent, in connection with the private placement of 11,466,000 shares of common stock in July 2005, Morgan Keegan & Company, Inc. received fully vested warrants to purchase 100,000 shares of the Company’s common stock at an exercise price of $3.00 per share. Such warrants expire on July 19, 2010.

Additionally, for their financial advisory services, in connection with the private placement of 4,482,000 shares of common stock in June 2006, Morgan Keegan & Company, Inc., received fully vested warrants to purchase 150,000 shares of the Company’s common stock at an exercise price of $3.00 per share. Such warrants expire on June 30, 2011.

Merger Earn-Out Shares

Under the terms of the Merger Agreement, the Company committed to issue 18,000,000 shares to the former shareholders of BPZ-Texas on a contingent earn-out basis if the Company achieves certain reserve and production goals. The first earn-out target relating to reserves was achieved in December 2004 and 9,000,000 of the earn-out shares were issued. The remaining 9,000,000 earn-out shares are issuable once the Company is entitled to receive as its proportionate share from gross production from any oil and gas wells owned or operated by the Company not less than 2,000 barrels of oil per day or its equivalent (approximately 12 million cubic feet of gas per day) prior to December 28, 2007.

For accounting purposes, the earn-out arrangement is treated as a stock dividend because the earn-out is payable to the shareholders of the accounting acquirer, BPZ-Texas. Accordingly, except for a retroactive increase in the number of common shares outstanding for all periods presented, no accounting entry is required upon the issuance of the earn-out shares.

Contingent Earn-Out Shares

As of March 31, 2007, the Company has an obligation to issue 450,000 shares of incentive stock awards to two of the Company’s officers. The incentive stock awards vest and the earn-out shares are issuable once the Company is entitled to receive as its proportionate share from gross production from any oil and gas wells owned or operated by the Company not less than 2,000 barrels of oil per day or its equivalent (approximately 12 million cubic feet of gas per day) prior to December 28, 2007, the same target applicable to the Merger earn-out shares (see above).

Long-Term Incentive Compensation Plan

The Company adopted the BPZ Energy, Inc. Long-Term Incentive Compensation Plan (the “LTIP”) in July 2005.  The LTIP will be administered and managed within the discretion of the compensation committee of the Company or, in the absence of such committee, by the Board of Directors.  Incentives under the LTIP may be granted to eligible employees, directors or consultants in any one or a combination of incentive options, non-statutory stock options, stock appreciation rights, restricted stock grants, stock grants and performance shares.  As of March 31, 2007, the Company had granted restricted stock awards totaling 1,146,500 shares, of which 751,500 remain unvested as of March 31, 2007; had granted 1,697,500 options to purchase shares, to certain employees and board of directors, of which 1,597,500 are unvested as of March 31, 2007; and had 1,156,000 shares of common stock available for the grant of incentives under the LTIP.

Preemptive Rights

See Schedule 2.2, which is incorporated herein by reference as if set out in full.

Schedule 2.7

Annual Report; Financial Statements; Absence of Certain Changes

Amended Financial Statements

On April 24, 2007, the Company filed an amendment to its Annual Report on Form 10-K for the year ended December 31, 2006 to include the information required by Part III of said report.  Certain information required by Part III was to be incorporated by reference to the Company’s definitive proxy statement for the 2007 Annual Meeting of Shareholders, but this proxy statement will not be filed within 120 days of the fiscal year ended December 31, 2006 as is required by the SEC in order for the Company to incorporate by reference such information in Part III of its Annual Report on Form 10-K.

Absence of Certain Changes

None.

Schedule 2.9

Income Tax Returns

The legal conflict between the Company and NFS has been resolved and as a result the Company is in the final stages of filing appropriate federal income tax returns for the years ended December 31, 2004 and 2005.  All necessary information has been accumulated and the IRS forms are in the process of being completed.  The Company expects to file the forms at the beginning of May 2007 and estimates that the taxes, penalties and interests assessed will be less than $100,000.  The assessed tax, penalties and interest is related to SMC Ecuador, Inc., a wholly owned subsidiary of BPZ Energy, Inc., and its income related to its 10% non-operated working interest in an oil and gas producing property, Block 2, located in the southwest region of Ecuador (The Santa Elena Property) during the respective years.  The Company was unable to file consolidated returns for the respective years, as it did not elect to do so in a timely manner, and thus resulted in the Company’s inability to utilize its consolidated NOL to offset the tax assessment on SMC Ecuador, Inc.

An extension has been filed for the federal tax return for the year ended December 31, 2006.  The Company expects to file its 2006 return within the extended time allowed.  In addition, the Company has elected to file a consolidated return for the year ended December 31, 2006and as such it is anticipated that no tax, penalties or interests will be assessed for said period.

All necessary state, local and foreign taxes have been paid and the appropriate forms have been filed within the respective jurisdictions.  The Company is currently in good standing in all taxing jurisdictions in which it is registered.

Schedule 2.11

ERISA

ERISA Compliance

None.

Employee Benefit Plans

1.  BPZ Energy, Inc. Long-Term Incentive Compensation Plan

The Company adopted the BPZ Energy, Inc. Long-Term Incentive Compensation Plan (the “LTIP”) in April 2005 and it was approved by the Company’s shareholders in July 2005.  The LTIP will be administered and managed within the discretion of the compensation committee of the Company or, in the absence of such committee, by the Board of Directors.  Incentives under the LTIP may be granted to eligible employees, directors or consultants in any one or a combination of incentive options, non-statutory stock options, stock appreciation rights, restricted stock grants, stock grants and performance shares.

Key Terms

The following is a summary of the key provisions of the LTIP:

Plan Term:		April 15, 2005 to April 15, 2015.

Eligible Participants:

The Company’s directors, employees and consultants and the employees of certain of its affiliates. The Company currently has 25 employees and four directors who are eligible to participate under the LTIP.

Shares Authorized:

4,000,000, subject to adjustment to reflect stock splits and similar events. The LTIP provides a further limit of 1,600,000 shares of the 4,000,000, which may be issued as restricted stock grants, stock grants, other stock-based incentives and performance shares.

Award Types:	•	incentive stock options under Section 422 of the Internal Revenue Code;
	•	non-statutory stock options not covered under Section 422 of the Internal Revenue Code;
	•	stock appreciation rights, granting the recipient the right to receive an excess in the fair market value of shares of stock over a specified reference price;
	•	restricted stock, which will be nontransferable until it vests over time;
	•	qualified performance-based incentives to employees who qualify as covered employees within the meaning of Section 162(m) of the Internal revenue Code;
	•	unrestricted stock, which will be immediately transferable; and
	•	other stock-based incentive awards.

	•	incentive stock options under Section 422 of the Internal Revenue Code;
Vesting:		To be determined by the compensation committee. Awards will generally vest in four years unless otherwise determined in the compensation committee’s discretion.

The Board may discontinue the LTIP at any time and may amend or revise the terms of the LTIP as permitted by applicable statute; except that it may not revoke or alter, in a manner unenforceable to the grantees of any incentives, any incentives outstanding, nor may the Board amend the LTIP without shareholder approval where the absence of such approval would cause the LTIP to fail to comply with Rule 166-3 under the Securities Exchange Act of 1934, or any other applicable law or regulation.

Vesting and Exercise of Stock Options

The exercise price of stock options or stock appreciation rights granted under the LTIP may not be less than the fair market value of the common stock on the date of grant. The term of these awards may not be longer than ten years. The compensation committee will determine at the date of grant when each such award becomes vested and/or exercisable.

Vesting of Restricted Stock Awards and Options

The compensation committee may make the grant, issuance, retention and/or vesting of restricted stock awards and options contingent upon continued employment (or engagement) with Company, the passage of time, or such performance criteria and the level of achievement compared to such criteria as it deems appropriate.

Eligibility Under Section 162(m)

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Tax Code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria may include the following criteria, either individually, alternatively or in any combination, applied to either the company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the compensation committee in the award:

•                  pre-tax or after-tax net earnings,

•                  sales growth,

•                  operating earnings,

•                  operating cash flow

•                  return on net assets,

•                  return on shareholders’ equity,

•                  return on assets,

•                  return on capital,

•                  stock price grown,

•                  gross or net profit margin,

•                  earnings per share,

•                  price per share of stock,

•                  market share, and

•                  such other performance measures as the compensation committee may determine.

To the extent that an award under the LTIP is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the Board.

Notwithstanding satisfaction of any completion of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of common stock, stock options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of performance criteria may be reduced by the compensation committee on the basis of such further considerations as the compensation committee in its sole discretion determines.

Transferability

Awards granted under the LTIP are not transferable except by will or the laws of descent and distribution except that the compensation committee may consent to permit the transfer of a non-qualified stock option. The LTIP specifically prohibits transfers by an individual for consideration.

Administration

The compensation committee will administer the LTIP. The compensation committee will select the Company employees and other participants who receive awards, determine the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the LTIP, establish the terms, conditions and other provisions of the grants. The compensation committee may interpret the LTIP and establish, amend and rescind any rules relating to the LTIP. The compensation committee may delegate to a committee of one or more directors or to Company officers the ability to grant awards and take certain other actions with respect to participants who are not executive officers.

Amendments

The Board of Directors may terminate or discontinue the LTIP at any time and may amend the plan at any time, as permitted by applicable statutes. However, the Board may not revoke or alter, in a manner unfavorable to the LTIP’s participants, the terms of any award under the LTIP then outstanding. The Board of Directors is further restricted from amending the LTIP without shareholder approval if the absence of such approval would cause the LTIP to fail to comply with Rule 16b-3 under the Securities Exchange Act of 1934 or any other applicable law or regulation.

Adjustments

In the event of a stock dividend, recapitalization, stock split, combination of shares, reorganization, or exchange of Company’s common stock, or any similar event affecting Company’s common stock, the compensation committee shall adjust the number and kind of shares available for grant under the LTIP, and subject to the various limitations set forth in the LTIP, the number and kind of shares subject to outstanding awards under the LTIP, and the exercise or settlement price of outstanding stock options and of other awards.

The impact of a merger or other reorganization of Company on awards granted under the LTIP shall be specified in the agreement relating to the merger or reorganization, subject to the limitations and restrictions set forth in the LTIP. Such agreement may provide for, among other things, assumption of outstanding awards, accelerated vesting or accelerated expiration of outstanding awards, or settlement of outstanding awards in cash.

2.  Navidec, Inc. 2004 Stock Option Plan

Subsequent to the Merger, the Company discontinued the Navidec 2004 Stock Option Plan (the “Navidec Plan”) and no options were granted under the Navidec Plan subsequent to the Merger.

Schedule 2.12

Contracts

Platform Refurbishment

In July 2005 (amended in January 2006), the Company signed a service contract with Tecnomarine S.A.C. of Peru for the refurbishment of the Corvina CX-11X platform.  Total refurbishment costs were approximately $3.0 million.

Power Plant Engineering Services Agreement

In August 2005 (amended February 2006), the Company signed an Engineering Service Agreement with BTEC Turbines LP (“BTEC”) for approximately $3.8 million, whereby BTEC will provide, design and engineering services for the Company’s planned 180 megawatt power plant.

Drilling

In December 2005, the Company signed a drilling contract with Petrex S.A., a subsidiary of Saipem SpA of Italy. Under the contract, Petrex S.A. will provide a platform rig capable of drilling to 16,000 feet and upgrade the rig to meet the Company’s specifications.  The Company intends to utilize the rig for the initial development of the Corvina gas field and may also utilize it for the expected development of the Albacora oil field, and potential appraisal wells in the Piedra Redonda gas field.  The Company has agreed to pay a $5.5 million fee to mobilize and upgrade the rig.  In exchange, the Company will receive a competitive fixed day rate and exclusive rights to use the rig, at its option, during the two-year period commencing with delivery of the rig.

Barge Purchase & Towing

In February 2006, the Company entered in to contracts with four vendors for the purchase of a tender barge with a 200 ton crane and ancillary equipment, including a smaller 35 ton crane and additional anchoring and winch systems, and towage of the barge from Seattle, Washington to Peru.  Such barge and related equipment will be utilized in the Company’s drilling operations.  The total cost, including towage, is approximately $6.5 million.

Oilfield Services

In addition, the Company contracts with various oilfield service companies such as: Schlumberger, Weatherford, Smith International, Qmax, Baker Hughes and Tecnomarine for the various turnkey services needed in its operations such as cementing, testing, drilling and casing tools, drilling fluids and marine logistic services.

Schedule 2.13

Environmental Matters

None.

Schedule 2.15

Employees

None.

Schedule 2.16

Title to Properties

Encumbrances

None.

Schedule 2.17

Related Party Transactions

None.

Schedule 2.20

No Anti-Dilution Rights

See Schedule 2.2, which is incorporated herein by reference as if set out in full.

Schedule 5.6

Form of Opinion of Counsel

See attached.

FORM OF LEGAL OPINION

[ADAMS AND REESE LETTERHEAD]

May 4, 2007

To the Investors

Listed on Schedule A hereto:

Ladies and Gentlemen:

This opinion is furnished to you pursuant to the Stock Purchase Agreement by and among the purchasers signatory thereto (the “Investors”) and BPZ Energy, Inc., a Colorado corporation (the “Company”), dated as of May 4, 2007, (the “Agreement”), which provides for the issuance and sale by the Company of Common Stock on the Closing Date.  All terms used herein have the meanings defined for them in the Agreement unless otherwise defined herein.

We have acted as counsel for the Company in connection with the offering of Common Stock to the persons named on Schedule A hereto (the “Investors”).

As counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion.  We have examined and are familiar with the following:

1.                         The Agreement executed by each Investor;

2.                         The Purchaser Suitability Questionnaire executed by each Investor;

3.                         A copy, certified by the Secretary of the Company, of resolutions adopted by the Board of Directors of the Company on May 4, 2007, authorizing the execution and delivery of the Agreement;

4.                         A Certificate of the Secretary of the State of Colorado dated May 4, 2007 as to the legal existence and good standing of the Company in Colorado;

5.                         A certificate of the President and Secretary of the Company confirming certain factual matters for purposes of the opinions expressed below; and

6.                         Such other documents and instruments as we have considered necessary for the purposes of the opinions hereinafter set forth.

In our examination of the foregoing, we have assumed the authenticity of all documents submitted to us as original documents, the conformity to the originals of all documents submitted to us as copies, the genuineness of signatures, and the legal capacity of all signatories. We have also relied upon a certificate or certificates of an official, officer, or authorized representative of the particular governmental authority, corporation, company, firm or other person or entity concerned with respect to the factual determinations underlying the legal conclusions set forth herein. We have not attempted to verify independently such representations and statements. We have also assumed, without independent verification, the accuracy of the representations made by the Investors in the Agreement.

We have not made any investigation of the laws of any jurisdiction other than the State of Texas, the federal securities laws of the United States, the Colorado Business Corporation Act statute (the “Colorado Act”), and we are opining herein solely with respect to the laws of the State of Texas, and the federal securities laws of the United States.

The opinions hereinafter expressed are qualified to the extent that the validity or enforceability of any of the agreements, documents or obligations referred to herein may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting the rights of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice and hearing and (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing. Furthermore, we express no opinion as to the availability of any equitable or specific remedy upon any breach of such documents or any of the agreements, documents or obligations referred to therein, inasmuch as the availability of such remedies may be subject to the discretion of a court, nor do we express any opinion herein as to the enforceability of any of the indemnification or contribution provisions included in any of the agreements, documents or obligations referred to herein.

We have assumed that each Investor has full power and authority to execute and deliver the Agreement between such Investor and the Company and that such Agreement has been fully executed and delivered by such Investor and is enforceable against such Investor in accordance with its terms.

For purposes of our opinions set forth in paragraphs 1 through 3 below as to the legal existence and good standing of the Company in the State of Colorado, we have relied solely on the certificates described in paragraphs 4 and 5 above, respectively, and such opinions are, accordingly, rendered as of the respective dates of such certificates, with telephonic confirmation of the continuing accuracy of the certificates as of the Closing Date.

Our opinions in paragraphs 5 and 7 below are limited in that we express no opinion with respect to any federal or state securities antifraud laws or fraudulent transfer laws.

Any reference to “our knowledge”, “knowledge”, “to our attention” or any variation of any of the foregoing shall mean the conscious awareness of the attorneys in this firm, who have rendered substantive attention to this transaction, of the existence or absence of any facts which would contradict our opinions set forth below. We have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Company.

Based upon the foregoing, we are of the opinion that:

1.             The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

2.             The Company has all requisite corporate power and authority to own, lease and use its properties and conduct the business in which it is engaged as described in the Company’s SEC filings.

3.             The Company has all requisite corporate power and authority to execute and deliver the Agreement, and to issue the Common Stock in accordance with and upon the terms and conditions set forth in the Agreement and to otherwise perform its obligations under the Agreement.

4.             The Agreements have been duly authorized, executed and delivered by the Company.

5.             Based in part on, and assuming the accuracy of, the representations and warranties made by the Company and the Investors in the Agreements, the offer and sale to the Investors of Common Stock in the Company was made pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended.

6.             The Common Stock being delivered to the Investors pursuant to the Agreements have been duly and validly authorized and, when issued, delivered and paid for as contemplated in the Agreements will be duly and validly issued, fully paid and non-assessable.

7.             The execution, delivery and performance of the Agreements by the Company and the consummation by the Company of the transactions contemplated thereby, including, without limitation, the issuance of the Common Shares, does not and will not (i) result in a violation of the Company’s Certificate of Incorporation or By-Laws; (ii) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, require a consent under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement to which the Company is a party that is filed as an exhibit to the Company’s most recent filing on Form 10-K; or (iii) result in a violation of any federal or state law, rule or regulation or any rule or regulation of the Trading Market applicable to the Company or by which any property or asset of the Company is bound or affected, except for such violations as would not, individually or in the aggregate, have a material economic effect on the Company.

This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is solely for your benefit in connection with transactions described above and may not be quoted or relied upon by any person or entity or used for any other purpose, without our prior written consent.  This letter speaks only as of the date hereof and we have no responsibilities to update or supplement it after such date.

Very truly yours,

Adams and Reese llp

SCHEDULE A

INVESTORS OF BPZ ENERGY, INC.

May 4, 2007

Investor	Shares

Total Shares	6,670,000